UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2015

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 215-299-6000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into Material Definitive Agreement.

On February 3, 2015, FMC Corporation, a Delaware corporation (“FMC” or the “Company”), Tronox Limited, an Australian public limited company incorporated in the Commonwealth of Australia (“Tronox”), and Tronox US Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Tronox (“Purchaser”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Purchaser agreed to acquire FMC’s Alkali Chemicals Division (the “Business”) for $1.64 billion in cash, subject to a working capital adjustment (the “Transaction”). Tronox has agreed unconditionally to guarantee the full and timely payment and performance of the obligations of Purchaser under the Purchase Agreement. The Transaction, which has been approved by the boards of directors of FMC, Tronox and Purchaser, is expected to close in the first quarter of 2015.

Conditions to the Transaction

The completion of the Transaction is subject to certain customary closing conditions, including:

•	expiration or termination of the waiting period (and any extensions thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	the absence of any order, ruling, judgment, writ, injunction, stipulation, award, decree or law restraining, enjoining, having the effect of making the Transaction illegal or otherwise prohibiting the consummation of the Transaction.

Each party’s obligation to consummate the Transaction is also subject to certain additional closing conditions, including (i) the accuracy of the other party’s representations and warranties contained in the Purchase Agreement (subject to certain materiality qualifiers) and (ii) the other party’s compliance in all material respects with its covenants and agreements contained in the Purchase Agreement.

Other Terms of the Transaction

The Purchase Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. The representations and warranties in the Purchase Agreement are the product of negotiations among the parties to the Purchase Agreement and are made to, and solely for the benefit of, the party to whom such representations and warranties are made, in each case as of specified dates. Such representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, and may not be relied upon by any other person. The covenants include, among others, the following: (i) FMC’s obligation to operate the Business in all material respects in the ordinary course consistent with past practice between the execution of the Purchase Agreement and the closing of the Transaction and (ii) FMC’s agreement not to compete with the Business (subject to certain exceptions) for a period of three years following the closing date.

Each of the parties is required to use its reasonable best efforts to consummate the Transaction, including by making a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining all necessary consents and authorizations from governmental entities to complete the Transaction. Without limiting the foregoing, Purchaser must use its reasonable best efforts to take all actions necessary to obtain the required consents from antitrust authorities, including agreeing to the divestiture, sale or disposition of assets of Purchaser or the Business and taking actions that could limit Purchaser’s freedom of action with respect to its assets or assets of the Business, provided that any such action is conditioned upon the consummation of the Transaction.

Purchaser has agreed to use reasonable best efforts to obtain its debt financing for the Transaction and FMC has agreed to reasonably cooperate with Purchaser in Purchaser’s efforts to obtain such debt financing. There is no financing condition to the Transaction.

The Purchase Agreement contains customary termination provisions in favor of both parties, including a right to terminate the Purchase Agreement if the closing of the Transaction has not occurred on or before June 30, 2015 (subject to extension by either party to a date not later than September 30, 2015).

Both FMC and Purchaser have agreed, following the closing, to indemnify the other party for losses arising from certain breaches of the Purchase Agreement and for certain other liabilities, subject to certain limitations.

Simultaneous with the closing of the Transaction, the parties will enter into certain ancillary agreements, including a transition services agreement and an office space sublease.

The foregoing description of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On February 3, 2015, FMC issued a press release announcing the Transaction. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, dated as of February 3, 2015, by and among FMC Corporation, Tronox US Holdings Inc. and Tronox Limited*

99.1	Press Release issued by FMC Corporation on February 3, 2015

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION
(Registrant)

By:	/s/ Paul W. Graves
Paul W. Graves
Executive Vice President and
Chief Financial Officer

Date: February 4, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, dated as of February 3, 2015, by and among FMC Corporation, Tronox US Holdings Inc. and Tronox Limited*

99.1	Press Release issued by FMC Corporation on February 3, 2015

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.